Filed pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-122684
PROSPECTUS SUPPLEMENT
(To Prospectus dated May 13, 2005)
FIRST AVENUE NETWORKS, INC.
COMMON STOCK
60,420,193 SHARES
     This document supplements the Prospectus dated May 13, 2005 relating to the offer and sale from time to time of up to 60,420,193 shares of the common stock of First Avenue Networks, Inc. by selling stockholders of the Company.
     This Prospectus Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus dated May 13, 2005.
     The following sets forth information as of the date of this Prospectus Supplement about the number of shares of common stock beneficially owned by the selling stockholders named below, the maximum number of shares that may be offered for sale by such selling stockholders under the Prospectus, the number of shares beneficially owned by each such selling stockholder (assuming all such shares are sold), and the percentage of our outstanding common stock beneficially owned by each such selling stockholder (based on 61,884,521 shares of common stock issued and outstanding as of the date hereof). The amounts listed below reflect transfers among the selling stockholders listed below and their affiliates effected following the date of the Prospectus and prior to the date of this Prospectus Supplement.
SELLING STOCKHOLDERS
     The table below lists additional information with respect to the selling stockholders for the table on pages 12-14 of the Prospectus. TCS Capital International, Ltd., which was listed as a selling stockholder in the Prospectus, is no longer a selling stockholder.

	Shares Owned and		Shares	Shares Owned And
	Ownership Percentage		Being	Ownership Percentage
Selling Stockholder	Prior to Offering (1)		Offered	After Offering (1)

TCS Capital Investments, L.P. (2)	2,868,050	4.6	1,407,850	1,460,200	2.4
TCS Capital, L.P. (3)	249,686	*	121,686	128,000	*
TCS Capital II, L.P. (4)	1,509,103	2.4	750,103	759,000	1.2

(1)	Assumes that all of the shares held by the selling stockholder and being offered under this Prospectus are sold and that the selling stockholder acquires no additional shares of common stock before the completion of this offering.

(2)	Eric Semler exercises sole voting and investment control over these securities. Mr. Semler is the Manager of TCS Capital GP, LLC, the general partner of TCS Capital Investments, L.P.

(3)	Eric Semler exercises sole voting and investment control over these securities. Mr. Semler is the Manager of TCS Capital GP, LLC, the general partner of TCS Capital, L.P.

(4)	Eric Semler exercises sole voting and investment control over these securities. Mr. Semler is the Manager of TCS Capital GP, LLC, the general partner of TCS Capital II, L.P.

(*)	less than one percent

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 2, 2006.